EXHIBIT 3.1

BARBARA K. CEGAVSKE

Secretary of State

206 North Carson Street

Carson City, Nevada 89701-4299

(775) 684 5708

Website: www.nvsos.gov

ARTICLES OF INCORPORATION (PURSUANT TO NRS CHAPTER 78)	Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20170514765-08
Filing Date and Time 12/05/2017 2:15 PM
Entity Number E0565252017-4

1.	Name of Corporation:	GBANK FINANCIAL HOLDINGS INC.

2.	Resident Agent:	Commercial Registered Agent: ALAN C. SKLAR
	Name and Street:	Name

3.	Shares:	Number of shares with par value: 50,000,000
Par value: $.0001
Number of shares without par value: _______________

4.	Name &	A. Lee Finley
	Addresses of Board	6120 Merrymount Road
	of Directors/Trustees:	Forth Worth, TX 76107

T. Ryan Sullivan
9115 West Russel Road, Ste. 110
Las Vegas, NV 89148

5.	Purpose:	to engage any lawful activity

6.	Benefit Corporation:

7.	Names, Addresses
and Signature
	of Incorporator:	Alan C. Sklar /s/ Alan C. Sklar
Incorporator Signature

410 S. Rampart Blvd., Suite 350
Las Vegas, Nevada 89145

8.	Certificate of Acceptance
of Appointment of
	Registered Agent:	I hereby accept appointment as Resident Agent for the above named corporation:
/s/ Alan C. Sklar Date: 12.5.17
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity

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GBANK FINANCIAL HOLDINGS INC.

LIST OF ADDITIONAL DIRECTORS

NAME	ADDRESS
Edward M. Nigro	9115 West Russell Rd., suite 110 Las Vegas, Nevada 89148

Alan C. Sklar	410 South Rampart Blvd., Suite 350 Las Vegas, Nevada 89145

Michael C. Voinovich	13475 North Park Boulevard Cleveland Heights, Ohio 44118

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ARTICLES OF INCORPORATION

OF

GBANK FINANCIAL HOLDINGS INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a Corporation under and pursuant to the laws of the State of Nevada, and we do hereby certify that:

ARTICLE I - NAME

The exact name of this Corporation is:

GBANK FINANCIAL HOLDINGS INC.

ARTICLE II - REGISTERED OFFICE AND RESIDENT AGENT

The registered office and place of business in the State of Nevada of this Corporation shall be located at 9115 West Russell Road, Suite 110, Las Vegas, Nevada 89148, or at such other place or places as shall be designated by the Corporation from time to time. The resident agent of the Corporation is ALAN C. SKLAR, whose address is 410 South Rampart Boulevard, Suite 350, Las Vegas, Nevada 89145.

ARTICLE III - DURATION

The Corporation shall have a perpetual existence.

ARTICLE IV - PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under Nevada law.

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ARTICLE V — CAPITAL STOCK

Section 1. Authorized Shares.

(a) The Corporation is authorized to issue three classes of shares designated “Preferred Stock,” “Voting Common Stock,” and “Nonvoting Common Stock”, respectively.

(i) The Voting Common Stock, which this Corporation is authorized to issue, shall be Fifty Million (50,000,000) shares, par value $0.0001 per share (the “Voting Common Stock”);

(ii) The Nonvoting Common Stock, which this Corporation is authorized to issue, shall be Thirty Million (30,000,000) shares, par value $0.0001 per share (the “Nonvoting Common Stock”); and

(iii) The Preferred Stock, which this Corporation is authorized to issue, shall be Ten Million (10,000,000) shares, par value $0.0001 per share. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series the outstanding) the number of shares of such series subsequent to the issue of shares of that series.

Section 2. Voting Rights of Stockholders. Each holder of the Voting Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation. Holders of the Nonvoting Common Stock shall not have no voting right for any matters and the holders of the Preferred Stock shall have such voting rights as the Board of Directors determines when the specific series of Preferred Stock is authorized. For the avoidance of doubt, no holder of Voting Common Stock of the Corporation shall be entitled to cumulative voting rights; provided, however, certain classes or series of Preferred Stock may (but shall not be required) to provide for such right.

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Section 3. Consideration for Shares. Shares of stock in the Corporation (regardless of class) shall be issued for such consideration, as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable.

Section 4. Preemptive Rights. No shares of capital stock of any class or classes issued by the Corporation shall be entitled to any preemptive rights.

ARTICLE VI - MANAGEMENT

For the management of the business, and for the conduct of the affairs of the Corporation, and for the future definition, limitation, and regulation of the powers of the Corporation and its Board of Directors and stockholders, it is further provided:

Section 1. Board of Directors.

(a) The initial number of members of the Board of Directors shall not be less than five (5) nor more than twenty-five (25). Thereafter, the number of directors shall be as specified in the Bylaws of the Corporation, and such number may from time to time be increased or decreased in such manner as prescribed by the Bylaws but subject to the requirements of Nevada law.

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(b) In the event that the authorized number Of directors shall be fixed at (9) or more, the Board Of Directors shall be divided into three classes: Class I, Class Il and Class Ill, each consisting of a number of directors as nearly as practicable to one-third of the total number and directors. Directors in Class I shall initially serve for a term expiring at the next Annual Meeting of Shareholders following the creation of such Class I. Directors in Class II shall initially serve for a term expiring at second Annual Meeting of Shareholders following the creation of such Class Il. Directors in Class Ill shall initially serve for a term expiring at the third Annual Meeting of Shareholders following the creation of such Class III. Thereafter, each director shall serve for a term ending at the third annual meeting following the annual meeting at which such director was elected. In the event that the authorized number of directors shall be fixed with at least four (4), but less that nine (9), the Board of Directors shall be divided into two classes, designated Class I and Class Il, each consisting of one-half of the directors or as close an approximation as possible. At each annual meeting, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the second annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified. The foregoing notwithstanding, each director shall serve until his or her successor shall have been duly elected and qualified, unless such director shall resign, die, become disqualified or disable, or shall otherwise be removed.

(c) At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality in the number of directors among the classes. When the Board of Directors fills a vacancy resulting from the resignation, death, disqualification or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he or she succeeds, unless, by reason of any previous changes in the authorized number of directors, the Board of Directors shall designate the vacant directorship as a directorship of another class in order to more nearly achieve equality in the number of directors among the classes.

(d) Notwithstanding the rule that the classes shall be nearly equal to number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member, until the expiration of his or her current term, or until such director’s earlier resignation, death, disqualification or removal. If any newly created directorship or vacancy on the Board of Directors, consistent with the rule that the three classes shall be as nearly equal in number of directors as possible, may be allocated to one or more classes, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

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Section 2. Interested Directors. No contract or transaction between this Corporation and any of its directors, or between this Corporation and any other corporation, firm, association, or other legal entity shall be invalidated by reason of the fact that the director of the Corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director present at the meeting Of the Board of Directors which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that-the conditions of Nevada Revised Statutes (“NRS”) Section 78.140 are met.

Section 3. Names and Resident Addresses. The names, classes and mailing addresses of the members of the first Board of Directors, which shall consist of five (5) persons, and who shall hold office for the term of their respective class or until such sooner or later time as their successors are duly elected and qualified, are as follows:

CLASS I:

NAME	ADDRESS
A. Lee Finley	6120 Merrymount Road Fort worth, Texas 76107

T. Ryan Sullivan	9115 West Russell Rd., Suite 110 Las Vegas, Nevada 89148
CLASS II:

Edward M. Nigro	9115 West Russell Rd., suite 110 Las Vegas, Nevada 89148

Alan C. Sklar	410 South Rampart Blvd., Suite 350 Las Vegas, Nevada 89145

Michael C. Voinovich	13475 North Park Boulevard
Cleveland Heights, Ohio 44118

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ARTICLE VII - PLACE OF MEETING; CORPORATE BOOKS

Subject to the laws of the State of Nevada, the stockholders and the directors shall have power to hold their meetings, and the directors shall have power to have an office or offices and to maintain the books of the Corporation outside the State of Nevada, at such place or places as may from time to time be designated in the Bylaws or by appropriate resolution.

ARTICLE - AMENDMENT OF ARTICLES AND BYLAWS

Section 1. No amendment, addition, alteration, change, or repeal of these Articles shall be made, unless such is first proposed by the Board of Directors of the Corporation, and thereafter approved by the stockholders by the affirmative vote of the stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast thereon at a legally called meeting of the stockholders in the manner prescribed by these Articles and the laws of the State of Nevada, except the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon shall be required in order to authorize an amendment to Article V Section 2, Article VI Section I(b), this Section I of Article VIII, and Article X.

ARTICLE IX - LIMITED LIABILITY OF OFFICERS AND DIRECTORS

To the greatest extent permitted by applicable law then in effect, no Director or Officer shall be personally liable to this Corporation or any stockholder for damages for breach of fiduciary duty as a Director or Officer, except that this ARTICLE IX shall not eliminate or limit the liability of a Director or Officer for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violation of NRS Section 78.300. If the laws of Nevada is hereafter amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all Directors and Officers shall be eliminated or limited to the full extent then so permitted. Neither the amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of these Articles of Incorporation inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of ARTICLE IX in respect of any act or omission that occurred prior to such amendment, repeal, or adoption of an inconsistent provision.

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ARTICLE X – INCORPORATORS

The names and addresses of the incorporators signing these Article of Incorporation are as follows:

NAME	ADDRESS
EDWARD M. NIGRO	9115 West Russell Road, Suite 1 10 Las Vegas, Nevada 89148

T. RYAN SULLIVAN	9115 West Russell Road, Suite 1 10 Las Vegas, Nevada 89148

ALAN C. SKLAR	410 South Rampart Blvd., Suite 350 Las Vegas, Nevada 89113

IN WITNESS WHEREOF, the undersigned incorporators have executed these Articles of Incorporation this 5th day of December, 2017

/s/ Edward M. Nigro
EDWARD M. NIGRO

/s/ T. Ryan Sullivan
T. RYAN SULLIVAN

/s/ Alan C. Sklar
ALAN C. SKLAR

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